EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO
(Form Type)

Kennedy Lewis Capital Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$ 11,011,772.85(1)	0.0001476	$1,625.34(2)
Fees Previously Paid
Total Transaction Valuation	$ 11,011,772.85(1)		$1,625.34(2)
Total Fees Due for Filing
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$1,625.34

(1)
Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 538,473 common shares of beneficial interest, par value $0.01 per share, of Kennedy Lewis Capital Company (the “Company”), at a price equal to $20.45, which represents the Company’s net asset value as of October 31, 2023, and is used for purposes of calculating the estimated aggregate maximum purchase price for shares.

(2)
The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024, equals $147.60 per million dollars of the value of the transaction.